EXHIBIT 99.2

Know Labs Fiscal Year 2023 Third Quarter Earnings Conference Call August 14, 2023

Presenters

Jordyn Hujar, Chief of Staff

Ron Erickson, Chairman and Chief Executive Officer

Pete Conley, Senior Vice President and Chief Financial Officer

Operator

Greetings. Welcome to the Know Labs Fiscal Year 2023 Third Quarter Earnings Conference Call.

Please note, this conference call is being recorded.

I will now turn the call over to Jordyn Hujar, Know Labs’ Chief of Staff. You may begin.

Jordyn Hujar

Thank you, Operator. Thank you, everyone, for joining us for today's conference call to review Know Labs third quarter of fiscal year 2023 financial results and recent operating highlights.

If you have not seen today's financial results, press release and 10-Q filings, please visit the Investors page on the company's website at www.knowlabs.co.

Before turning the call over to Ron Erickson, Know Labs' Chairman and Chief Executive Officer, I would like to remind you that during this conference call, the company will make projections and forward-looking statements regarding future events. Any statements that are not historical facts are forward-looking statements.

We encourage you to review the company's SEC filings, including without limitation, the company's Forms 10-K and 10-Q, which identify specific risk factors that may cause actual results or events to differ, materially, from those described in these forward-looking statements.

These factors may include, without limitation, risks inherent in the development and/or commercialization of potential diagnostic products, uncertainty in the results of clinical trials or regulatory approvals, the need to obtain third-party reimbursement for patients' use of any diagnostic products the company commercializes, our need and ability to obtain future capital and maintenance of IP rights, risks inherent in strategic transactions such as failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, greater than estimated allocations of resources to develop and commercialize technologies or failure to maintain any laboratory accreditation or FDA certification.

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Therefore, actual outcomes and results may differ, materially, from what is expressed or implied by these forward-looking statements. Know Labs expressly disclaims any intent or obligation to update these forward-looking statements, except as otherwise may be required under applicable law.

Today's call will be supported by a slide presentation, which will be shared through the webcast portal and can be downloaded from the Investors page on the company's website. This call will be followed by a Q&A session. Your questions can be submitted through the webcast portal, which can be accessed through our website. We will not be taking questions over the phone during today's call.

With that, I'll turn the call over to Ron Erickson, Know Labs' CEO. Ron.

Ron Erickson

Thanks, Jordyn. Welcome, everyone, to our conference call to review the fiscal results and operating highlights of our third quarter fiscal year 2023. Joining me today is Pete Conley, our Chief Financial Officer and Senior Vice President of Intellectual Property, who will discuss our financial results.

I'm going to walk you through our progress, today, against the work streams we've articulated in our previous earnings call. I'll provide an overview of our progress to date, and I'll preview our goals for the balance of fiscal year 2023. Being transparent is critical for us, and I'm proud of the communication channels we've established with our investors and followers.

In addition to following our press releases, which are distributed every time a material event occurs, I encourage you to reach out to us through our e-mail ask@knowlabs.co and subscribe to our newsletter on our website.

You should also visit our website, www.knowlabs.co as we are constantly updating our research and validation web page. This section of our website provides access to our progress and data from our clinical trials. We have, significantly, raised the bar in terms of data transparency.

I'd like to start today's discussion by revisiting some of our major events in calendar 2023.

A lot has happened this year, starting with significant leadership changes and an acceleration of our development progress and operational execution.

On January 26, I was named Chief Executive Officer by the company's Board of Directors, while continuing as Chairman of the Board.

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We added new members to the executive team and redistributed core responsibilities. We disclosed new and existing strategic partners in data science, sensor technology, product design and regulatory affairs to support the Know Labs team.

These changes have proven to be very effective, as we achieved a long list of meaningful milestones in the past six months.

In June, we revealed our Generation 1 device. The Gen 1 device is an important stage in the development of our proprietary Bio-RFID technology. It's a portable research lab designed to be a powerful data collection device. This device allows our team to scale data collection tenfold, including testing across more diverse participant populations and scenarios, both inside and outside our lab.

We're often asked if this is the device we will take to the FDA when we submit our technology for approval. This is Generation 1. We will refine the next generation device based on what we learned from Generation 1. We cannot speculate today regarding what generation will be the version that we'll take to the FDA for clearance.

In terms of clinical testing and data collection, our research and development team has collected more than 300, 3-hour glucose data sets in the last six months, which resulted in the collection of almost 2 billion data points.

Multiple protocols, which have received IRB approval, are being run in parallel to test and improve our Bio-RFID sensor stability, performance and repeatability features. Ultimately, we must perform enough testing with a broad population to obtain results that are generalizable. That is what we work on, every day.

Scientific validation is critical for the development of our technology. In the last six months, we have published five manuscripts and presented two posters at medical conferences. The first poster titled,” Detecting Unique Analyte-Specific Radio Frequency Spectral Responses in Liquid Solutions - Implications for Non-Invasive Physiologic Monitoring,” was conducted in collaboration with Mayo Clinic and was presented at the 2023 American Physiological Society Summit.

This study demonstrated the accuracy of Know Labs' proprietary Bio-RFID sensor in quantifying different analytes in vitro, proving a 100% accuracy rate in these tests. The second poster titled, "Technical Feasibility of a Novel Sensor for Non-Invasive Blood Glucose Monitoring Compared to Dexcom G6," was presented at the American Association of Clinical Endocrinology 2023 Annual Meeting.

Throughout these publications and presentations, we've been able to improve Bio-RFID's accuracy, stability and repeatability, going from a MARD, MARD we call it, of 20.6% to a MARD of 11.3%, which positions us in an accuracy range similar to other FDA-cleared devices and much closer to our goal of delivering a device with a MARD under 10%.

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On the intellectual property front, we grew our portfolio by more than 70% in just six months. As of today, we have more than 169 patents issued and pending, which is a significant increase over the last year. We had 98 patents issued and pending by the end of December 2022.

We continue to expand our portfolio and focus on maintaining the #1 position for patent leadership in noninvasive glucose monitoring. This position has been documented by two organizations. We retained PatSnap research and IP Capital Group, leading patent analytic firms.

Our trade secret algorithms are another aspect of our intellectual property, and we diligently protect our trade secrets.

We've also established a scientific and technical advisory board comprised of distinguished researchers, innovators and experts in medical technology and human health. These individuals have been advising the company and its strategic partners on advancing the company's progress across all work streams, including algorithm refinement, device development, clinical trial design and research publication strategy.

They work alongside our current Medical and Regulatory Advisory Board, which was established in 2020. Bringing industry experts on board has been invaluable as they help us to validate and accelerate our work.

Lastly, our efforts to better align our resources to critical functions such as clinical and product development and to streamline the organization's expenses have also paid off. In addition to accelerating progress, we reduced our burn rate from $1.2 million per month to roughly $800,000 per month.

Now, I'd like to share with you some of the lessons we learned in the last six months. But before jumping into those, I want to point out this graph. This is self-explanatory, as it shows the MARD progress from other FDA-cleared devices throughout time.

We're proud of the impressive improvement we've been able to achieve with Bio-RFID in such a short period of time, especially when we compare it to how long it took others to achieve a similar level of improvement. Our goal is to deliver a device with MARD under 10%, compared to a blood reference device, and I believe we're on track to do just that.

Moving to our next slide. We worked hard, we achieved a lot, and we learned a lot. We're inventing something new that has never been done before. Part of inventing is discovering new things.

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As we intensified our clinical development and experiments, as we brought new expertise in-house through partnerships and experienced hires and as we amplified discussions with other relevant stakeholders in the space, such as research institutes and key players, we've listened and learned.

We learned in more detail what needs to be accomplished before presenting our technology and devices to the FDA and before launching a medical device in the global marketplace.

We learned there is more work to do to conform with all regulatory requirements, especially in topics like the following:

● Data accuracy across all glycemic ranges.

More than 80% of our current data is still concentrated in the normal glucose range, which is 80 to 150 megaliters per deciliter. We need to expand data collection to a wider range, including hypo and hyperglycemic scenarios to be successful in front of the FDA. These will also help us determine the intended use of our glucose monitoring devices and people with Type 1 and Type 2 diabetes or other subsegments.

● Patient physiological characteristics.

We need to expand our data collection efforts so they include a more diverse set of patients with different skin pigmentation, skin thickness and the presence of other elements that could cause interference such as hair, sweat and intense movement and environment and human factors. Our tests are currently conducted in a controlled laboratory environment.

Ultimate regulatory approval requires us to have a deep understanding of real-world environmental conditions, such as air pressure, temperature, humidity, other substances, noise and human interaction with the technology. All may interfere with its signal and, ultimately, impact its accuracy.

These are all natural steps involved in the development of a medical device, but they translate into further work on data collection, more participants with diverse backgrounds, including people with Type 1 diabetes, Type 2 diabetes and prediabetes.

● Data science and algorithm refinement.

As we increase the amount of data used to train our algorithm, it just gets better. More data equals better accuracy. In sensor characterization. We have demonstrated the sensor performance, stability and repeatability in a controlled environment. Now we need to demonstrate the same in real-world applications, outside of our laboratory.

● And scientific validation.

We must continue with external research institutes to further validate our technology. These additional publications are critical when presenting our application to the regulatory agency.

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These work streams should increase generalizability of our Bio-RFID technology platform and algorithm. This is a concept we haven't addressed much in the past but is extremely critical for our success. Medical devices that support patients and physicians to manage health conditions must be safe and accurate and maintain that level of accuracy under any condition and regardless of the patient, as determined by its intended use.

Moving forward. Know Labs' mission has been and continues to be making a difference in the lives of millions of people around the world by developing convenient, accessible and affordable, noninvasive medical diagnostic solutions with a first focus on blood glucose monitoring. I'd like to emphasize the importance of increased accessibility and affordability.

According to the International Diabetes Federation, there were 537 million adults living with diabetes in the world in 2021. Three in four people with diabetes live in low and middle-income countries. These countries are experiencing accelerated diabetes growth with Africa facing a 129% projected increase from 2021 to 2045; Middle East and North Africa, an 87% increase and 50% increase in South and Central America.

These are significantly higher rates than projected for the developed areas like North America and Europe, with a 24% and 13% projected increase, respectively.

A noninvasive device has the potential of addressing accessibility issues by providing a convenient, user-friendly, consumable free and, therefore, more affordable solution.

Most of you are familiar with our technology. But it's important to remind everyone that the key features of our sensor and platform we're building. The Bio-RFID sensor is a novel sensor that can, potentially, measure anything. Its core components are IP-protected, such as the antennas array and the spectrum that emits and captures radio wave signals, which we like to refer to as the energy field.

The RF generator that enables frequency sweeps in the microwave spectrum from 1,500 megahertz to 4,000 megahertz at 0.1 intervals is also IP protected. And the combination of these elements allows us to collect approximately 1.5 million data points per hour, which makes it a powerful research sensor.

Right now, it's being used to identify, measure and monitor blood glucose. But it has the potential to expand into other biomarkers such as oxygen, ketones, lactate, alcohol and metabolized drugs.

Now to the Bio-RFID platform. Our technology is a platform, not just a sensor. We're building a proprietary noninvasive technology platform that can measure multiple analytes and combines uniquely designed hardware with powerful data processing algorithm. It leverages electromagnetic energy to accurately identify and measure a wide range of organic and inorganic materials, molecules and compositions of matter.

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The scientific term for this approach is radio frequency spectroscopy. Our approach is slightly different from others leveraging spectroscopy, as we target a specific bandwidth in the electromagnetic spectrum from microwave to radio waves.

Bio-RFID is form factor agnostic. It can be integrated into a variety of wearable, mobile or benchtop form factors. It is pain-free because it doesn't require needles or invasive transmitters poking into the skin or through the skin. It doesn't have any consumables which, combined with a low bill of materials translates into high potential to be 3x to 5x less expensive than current FDA-cleared options.

Cutting-edge trade secret machine learning and artificial intelligence models power its highly accurate real-time algorithms. And it's shown the potential to target more than 100 analytes beyond blood glucose monitoring, which could make it an important enabler of predictive health and a powerful diagnostic tool.

I get a lot of questions on how and why Bio-RFID is different. This slide is a simple representation of why we believe Bio-RFID is different and has the potential to transform noninvasive medical diagnostics. Bio-RFID safely collects data from the body, enabling a comprehensive picture of glucose that optical sensors are unable to achieve.

To our knowledge, Bio-RFID is the only technology currently targeting both the microwave and radio wave bandwidths in electromagnetic spectrum. This allows it to achieve a higher signal transmission depth than the other technologies being explored by other companies.

U.S. patent #11-529-077, titled " High Performance Glucose Sensor" is proof of RFID's novel approach.

As stated by the patent, Bio-RFID technology approaches blood glucose reading very differently than FDA-cleared devices currently available on the market. Radio frequency spectroscopy, enhanced by time frequency synchronization and decoupled antenna designs, allows the Bio-RFID technology to collect a massive amount of data signals across real-time glucose concentrations in the interstitial fluid, capillary and venous blood and cellular tissue.

Know Labs' energy field penetrates more than 1 inch into the body. In contrast, current microfilaments used by minimally invasive devices such as the Dexcom G6, G7 and Abbott Lab's FreeStyle Libre systems are limited to readings of only the interstitial fluid, typically within 2/10 of the inch of the skin surface.

You've seen this slide before, and I assume you have a good understanding of our product portfolio strategy. We've previously announced two devices focused on glucose monitoring. The UBand is a wearable continuous glucose monitoring device. It provides real-time blood glucose monitoring to the user, a feature very similar to the CGMs currently available in the market.

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But we know that not all people with diabetes are looking for a wearable continuous glucose monitoring device to manage their diabetes. Some simply want to replace the painful, inconvenient and expensive finger sticks they currently rely on. The KnowU is a convenient nonwearable on-the-go alternative to finger sticks. The KnowU can provide convenience as the patient can easily run spot checks of his or her blood glucose levels.

We still don't have a full bill of materials for these products, but manufacturing of the Gen 1 device, which is powered and engineered for research and development, indicates we should be capable of developing and delivering a final product at a much lower price point than the FDA cleared options currently available in the market.

Some of you ask me why we keep testing. Why do we need to keep testing? This graph makes it very simple to address that question. As our data set increases, we have experienced a clear improvement in the algorithm's accuracy. This allowed us to go from an above 20% MARD to a MARD of 11.3%, which was published a few weeks ago.

A slide covering the details of this study has been included in the appendix of this presentation, which I direct you to read on our website.

As we prepare to undertake clinical testing with the new Gen 1 devices, we estimate we'll have tens of billions of observations to process. We're confident that we can get more reference labels combined with more raw data collected with our sensor, our algorithm performance will improve.

This is standard procedure and machine learning will, hopefully, lead to a higher accuracy level, or lower MARD figures.

As we increase sample size, it is expected there are changes in accuracy resulting from variability in testing conditions, biological diversity and other factors. This is the core goal of expanded data collection. This massive amount of data requires a robust approach to data engineering, artificial intelligence and machine learning.

At Gempulse, the creator of the industry-leading development toolkit for machine learning, has been collaborating with our team to accelerate Bio-RFID's algorithm refinement.

INOV30 (Ph) is our next target. We've already started planning for this new study and plan to get underway soon, which follows a protocol slightly different from the previous protocols. In addition to using CGMs to click reference data points, we'll be using venous blood as the gold standard.

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We will also be increasing the diversity of our population by including people with diabetes and prediabetes. As soon as these results are ready, we'll publish them as we have with previous results. This is a great reason to visit our research and validation page on our website. Do that frequently and sign up for our newsletter.

Our core goals for the balance of 2023 are very straightforward. We'll continue to focus on expanded data collection, which means more participants, extended glycemic range and exhausting environmental and biodiversity parameters, algorithm refinement with the goal to deliver an under 10% MARD, Generation 2 design, which we aim to be at least 50% smaller and designed for manufacturing, regulatory strategy and technology socialization with the FDA, a process we've already begun.

In parallel, we will maintain IP leadership in noninvasive blood glucose monitoring and expanding the scope of our patents. We'll continue growing the organization areas that support our core goals, data collection, data science, hardware design and regulatory affairs and support business needs with additional capital, as required. We have an aggressive and results-oriented oriented plan in place.

We've made significant progress in the last six months, and we'll continue to focus on our core work streams: data collection, data science and algorithm refinement, sensor and hardware characterization, scientific validation.

In addition, we will continue the strategic development of our intellectual property portfolio, our patents issued, pending and in development, as well as codifying our trade secrets. You shall also see more market activity from our team with more manuscripts published.

As it relates to FDA clearance, shareholders often ask us when we’ll go to the FDA to commence clinical trials and, ultimately, obtain FDA clearance for our noninvasive blood glucose monitoring device. It's difficult to set forth exact dates. We’re inventing and developing new technology that has never been done before.

As we expand data collection and testing conditions, we will continue to learn more about what needs to be addressed. We must achieve a repeatable, accurate standard of excellence with a market-ready product before undertaking clinical trials for the FDA clearance application. This takes time, but rest assured that as soon as we have high confidence in FDA clearance-related timelines, we'll share them with you.

We are executing the plan to deliver the first FDA-cleared truly noninvasive glucose monitoring device in the market and our broader vision to transform medical diagnostics through noninvasive means. 2023 has thus far been a year of change and significant investment for Know Labs.

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Now, I'd like to turn the call to Pete Conley, who will review our financials.

Pete Conley

Thank you, Ron. We detailed the financial results in today's third quarter earnings release, which as noted by Jordyn, you can find on our website, and I will share a few key line items.

Know Labs reported a net loss of $3.59 million in the third quarter of 2023, compared to a net loss of $3.03 million in the year-ago period, which translates to earnings per share of a loss of $0.07, unchanged from the year-ago period of a loss of $0.07, and this is before preferred stock dividends.

In the third quarter, we also recorded a noncash charge to earnings of $4.96 million related to the fair market value of dividends on our Series C and D preferred stock that were either paid or accrued in shares of common stock in the quarter.

Research and development expense for the third quarter was $1.87 million, as compared to $1.27 million in 2022, an increase of 48%, year-over-year. The increase in R&D expense was related to increases in engineering, third-party technical services and expenditures related to the development of our Generation 1 device, which we completed and announced on June 7, as we continue to execute our path to FDA clinical trials and commercialization.

Selling, general and administrative expenses for the third quarter was $1.35 million, which was sequentially lower by $890,000 than the $2.24 million in the second quarter, as well as lower than the year-ago period of $1.58 million as we continue our initiatives to reduce our cash burn.

Turning now to the balance sheet. As of June 30, 2023, we had cash and cash equivalents of $3.93 million, as compared to $12.59 million at the end of September 30, 2022. Net cash used in operations for the 9-month period ending June 30, 2023, was $8.97 million compared to $3.69 million in the prior year.

During the quarter that ended June 30, 2023, the company made adjustments to its fixed expenses and the impact of those adjustments has significantly reduced our monthly burn rate.

Given the significant reduction in fixed expenses, the company believes that it has enough available cash and the flexibility with its operating expenses to operate until at least, December 2023. As we have stated in our third quarter 10-Q, during 2023 we expect to raise additional funds through the issuance of preferred stock, convertible debentures and equity.

That concludes my review of our financial highlights and I'll return the call to Ron for closing remarks.

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Ron Erickson

Thanks, Pete. We'll now dedicate the next 10 to 15 minutes to questions submitted through the web portal.

The first question is what MARD level would be needed to seek FDA approval? How long would the sample take to move forward?

As we indicated, we are working on MARD that is under 10%. And we think when we get into that range, that's a range sufficient to allow us to go forward and seek FDA approval. How long would the sample take to move? I'm not sure exactly what that question means. Pete.

Pete Conley

Yeah, I think it's important to note--it's important to look at the size of the sample as much as it is what the absolute MARD number is. And to really reach a degree of clinical accuracy required by the FDA, it requires both a MARD under 10%, combined with a very broad population that's being tested; broad in terms of age, gender, geographic diversity, biological diversity and so forth. And it's the combination that will position us for the FDA.

Ron Erickson

Now the next question really is sort of a follow-up on that, Pete, and covers some of the same territory. The question is, what's the timeline for additional measures we pointed out, i.e., diverse populations, environmental factors, skin thickness, hair, sweat and (INAUDIBLE) pigmentation.

These additional measures, these additional, I'm going to say, features of the population are being factored in the INOV30study that I referenced in my remarks, the one using venous blood is a gold standard as a comparison or reference. And this is going to include people with diabetes, pre-diabetes, and we're looking at all those other -- as many of those other variables as possible in the INOV30 study.

Pete Conley

We have a question here. Any concerns with being removed from the NYSE due to a sub-$1 share price?

The NYSE American continued listing criteria does not specify a minimum share price. What it does specify is a minimum market cap. And based on the shares outstanding as of our June 30, 2023 10-Q, which is 52.3 million shares, we meet the $50 million minimum market cap at a share price of $0.95. And it's not a single-day criteria.

The NYSE looks at the range of our share price over a period of time. So this is something, obviously, we pay close attention to, and we are committed to ensuring compliance with the continued listing requirement. Market cap is not something we can directly control, but we are very aware of.

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Ron Erickson

Here’s a question. With the stock at 4-year lows despite all the latest advancements of the technology, what's the company doing to build confidence among outside investors whose confidence is reflected in the stock price?

It's interesting. I think we are impacted by broader market forces. I think one of the things those of you who are shareholders, and we're shareholders here in the room in Seattle, I think we all have seen what's happened in the broader market, especially in the, I'd say, the microcap space, technology-related microcap companies, biotherapeutics, biopharma and med device companies.

That being said, our focus is to just stay the course, keep doing what we're doing, staying focused on what we're doing. We have a very clear road map. As we addressed today, we're making significant progress, and we have over the last six months. We're going to continue to do our clinical research under these various IRB protocols. We're going to continue to report the results as we have been with complete transparency. We're building the IP portfolio, where we've got Gen 1. We're working on Gen 2, continue to build and further cement our position as a leader in the area of noninvasive blood glucose monitoring.

And at the same time, we do everything we can in terms of investor relations, getting the word out. I think one of the things that's noteworthy, since we uplisted on the New York Stock Exchange, that we've had somewhere in the neighborhood of 25 institutions begin to accumulate our stock. We had zero institutions, before we did the uplist.

So what we want to do is with results, be results-oriented and continue to do what we're doing. And we believe the stock price will take care of itself. We don't like it where it is to date, no doubt.

Pete, do you want to amplify that?

Pete Conley

Ron, if I could add to your comments to the specific question, what is the company doing to build confidence. And I think, if you go visit our website and look at the research and validation section of the website, you will see something that I don't think any of the other companies in our sector do. We publish our clinical studies. We publish our posters. We publish our manuscripts. When you review these documents, we very clearly educate the market as to what we're doing. And through that education, one can see that what we're doing is quite different from anybody else.

And so, as Ron indicated earlier, we are committed to education. We are committed to transparency and these papers, I think, inform investors. And I think an informed investor can become a confident investor if one studies the differences, and they're quite apparent.

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Next question, how did the company utilize the Gen 1 device?

Well, the Gen 1 device now was announced about two months ago. We are using the device actively in our testing. We are actively conducting testing with the Gen 1 in parallel with ongoing clinical research using our stationery lab system.

And the parallel path is the best practice when introducing new environmental and human factors of the testing protocol.

And there's a follow-on question. How many Gen 1 devices have been constructed and sent out for use in the real world?

As we sit here and speak now, about a dozen units have been built. We have a component inventory to build 100. We anticipate reaching that number somewhere towards the end of the year, or early 2024. Once we get to what we would consider a characterized sensor with the appropriate algorithms, we will begin to have external testing. We would expect the first external testers at the end of the year, beginning of 2024.

Ron Erickson

I think I want to just add something about the Gen 1 devices, by the way, and you saw a video, you saw the video in June. Those are all hand-built, right, every one is hand-built. We're now doing work, as I indicated earlier, on Gen 2.

Gen 2 will be designed for manufacturing. And that’ll be done in concert with our manufacturing partner, RaySearch Technologies, that we've spoken of in the past. So, that's a very different circumstance.

When you're designing something for manufacturing where they have the opportunity to do significant unit volume, and that's the product Gen 2 that is likely to be the product that would then find its way ultimately the FDA trials and into the marketplace because you could build unit volume.

These are hand-built. And these are really--the Gen 1, it's about the size of a mouse. You've all seen pictures of it, and you've seen kind of how it relates to the size of a human hand, if you will. That's really a sort of a research lab in your pocket. That real focus is for gathering data. And so they're robust, and they're hand-built.

Pete Conley

Here we have another question. On the last call, it was suggested you had enough cash through next February 2024. Now it's December of this year. So that's a 2-month delta between the two, and an $800,000 burn, it's $1.6 million. If you go through our financials in the 10-Q that was released today, you'll see in the quarter just reported that R&D expense increased 48%, year-over-year, in dollar terms a $606,000 increase, year-over-year.

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And what that reflects is the accelerated rate of development from Gen 1. As Ron just indicated, we're already working on Gen 2. And so, we believe that accelerating the development of our products, accelerating the filing of our patents, again, as Ron noted, in the first six months this year, we have increased our patent portfolio 70%. And so, we believe that that's the best use of the capital that we have.

There's another related question here. How will Know Labs fund the operations of the company?

In the 10-Q in the liquidity section, we talk about the fact that right now, we are underway on a capital financing plan for the balance of 2023. And we believe that we'll have the funds to execute our plan.

Question-Are you in communication with companies in which Know Labs could joint venture with in the future? In other words, any interest by large companies? We have not commented on this specifically, nor publicly.

Erickson Ron

How many employees have been hired or lost since Gen 1 came out in June? We haven't lost any employees. We have 11 full-time employees, 11 FTEs.

Pete Conley

Does AI help Know Labs get the MARD lower? When is the MARD of sub 10% projected to be accomplished?

We utilize AI and utilize machine learning in developing our algorithms, which will impact MARD. But the biggest determinant of MARD is the size of the data set. And we are increasing our cohorts.

Now as Ron indicated, we are underway of INOV30. We anticipate going to INOV system and minimum 100. If one wants to get a sense of what kind of data is required to have an FDA-cleared product, you can download Dexcom's G7 summary decision from the FDA. And Dexcom achieved their MARD ratings on a population of INOV430.

Ron Erickson

We appreciate very much everyone's questions and active engagement. As we indicated earlier, we try to be available, both to e-mail inquiries and phone calls. So don't hesitate to stay in touch. We try to be responsive. This will conclude our Q&A. Thank you to everyone for joining us, today. There's a lot to look forward to here in the balance of 2023, and we're excited to report on our progress.

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We appreciate your support. And I also want to acknowledge the incredible effort of our team of really talented employees. And not just our employees, we have 11 employees, as we indicated. But we have people working with us, engineering, machine learning, product design and development that are--they're external to the company, but they are every bit as committed and excited to be part of this journey we're on. I want to thank them as well.

Thank all of you who are shareholders and supporters. We appreciate it very much. Thank you all and have a great day.

Jordyn Hujar

The conference call replay will be available on our website in the coming days. Thank you for your participation.

Operator

This does conclude today's teleconference. You may disconnect your lines at this time. Enjoy the rest of your day.

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